Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antero Resources Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-251910) on Form S-3 and registration statements (Nos. 333-239773 and 333-191693) on Form S-8 of Antero Resources Corporation (the “Company") of our report dated February 17, 2021, with respect to the consolidated balance sheets of Antero Resources Corporation as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Antero Resources Corporation. Our report, dated February 17, 2021, includes an emphasis of matter paragraph relating to the Company’s adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Denver, Colorado
February 17, 2021